Exhibit 99.1

OVERLAND STORAGE, #4649011 OVERLAND CONFERENCE CALL November 1, 2013, 1:30 PM PDT Chairperson: Jim Byers (Mgmt.)

Operator:	Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Overland Storage Conference Call. During today’s presentation all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded today November 1st, 2013.

I would now like to turn the conference over to Mr. Jim Byers of the MKR Group. Please go ahead sir.

Jim Byers:	Thank you Operator. Thank you for joining us this afternoon to discuss Overland Storages announcement this morning of its acquisition of Tandberg Data.

Before we begin the call, I would like to note this communication may be deemed to be a solicitation material in respect to the proposed acquisition of Tandberg by Overland and the associated issuance of shares of common stock in connection therewith.

In connection with the proposed acquisition, Overland intends to file relevant materials with the SEC including Overland’s proxy statement on Schedule 14A. Stockholders of Overland are urged to read all relevant documents filed with the SEC including Overland’s Proxy Statement because they will contain important information about the proposed transaction. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website at www.sec.gov and Overland’s stockholders will receive information at an appropriate time on how to obtain transaction related documents for free from Overland. Such documents are not currently available.

I would also like to note that Management during the course of our discussion today, including the Q&A section of this call will make forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Management may discuss future plans and prospects for revenue, product introductions, market conditions, competitive conditions, gross profit margins, spending levels and other financial metrics. We caution you that forward looking statements relating to these and other subjects we may discuss, involve risks, uncertainties and assumptions that are difficult to predict. They are not guarantees of performance and the Company’s actual results could differ

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materially from those contained in such statements. There are many factors that could cause or contribute to such differences. We refer you to the risk factors and cautionary language contained in today’s formal press release as well as the Company’s filings with the Securities and Exchange Commission including the risk factors, Management’s discussion and analysis and other sections of the Company’s periodic reports currently on file with SEC. Factors that could cause or contribute to such differences include but are not limited to the occurrence of any event change or other circumstance that could give rise to the termination of the Definitive Acquisition Agreement between Overland and Tandberg. The failure to obtain shareholder approval, or the failure to satisfy the closing conditions or to obtain necessary regulatory approvals. The potential disruption of Management’s attention from our ongoing business operations due to the proposed transaction and the effect of the announcement of the acquisition on our ability to retain customers and retain and hire key personnel and maintain relationships with suppliers, operating results and business generally.

We remind you that our forward-looking statements are based on current expectations and speak only as of this date. The Company undertakes no obligation to publically update any forward-looking statements to reflect new information, events or circumstances after the date of this release and conference call.

Now with that said, at this time I will turn the call over to Overland’s CEO, Eric Kelly.

Eric Kelly:	Thank you for joining us today for our conference call. With me today is Kurt Kalbfleisch our CFO and Randy Gast our COO. Obviously we’re excited about our acquisition announcement today, so let’s get right into it.

Today we announced that we have entered into a Definitive Agreement to acquire Tandberg Data. The combination that creates a Company with more than $100 million in annual revenue and provides the scale and resources to compete more effectively in the marketplace and substantially cost synergies that provide a clear path to profitability following integration of the two companies.

The Overland-Tandberg combination will offer one of the industry’s broadest product lines in service offerings in the enterprise market and provide the resources necessary to expand our market presence, fuel our growth and strengthen our R&D, deliver innovative products and cloud offerings in the future. The combination of the two companies also provides a much larger sales and marketing team. Creates potential new opportunities with global OEM customers and will substantially increase our distributions to be able to support our customers globally with over 16,000 channel and service partners. In addition, we will expand our great geographical reach in Europe, Asia and the Middle East. We will also be able to leverage a world class manufacturing facility in China and supplier

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relationships to lower our cost of goods and increase gross margins, allowing us to improve operational efficiencies and create a stable foundation to increase revenue and profitability.

This acquisition was approved by both Companies’ boards of directors and it is expected to be completed by the end of December 2013. Under the terms of the Agreement, this is a 100% stock transaction under which Overland would acquire Tandberg Data and remain the parent Company, with Tandberg becoming a wholly owned subsidiary of Overland. As part of the agreement Cyrus Capital, along with other minority debt holders, will convert approximately 81% of their current outstanding convertible debt into shares of Overland common stock at a price of $1.30 per share. After completion of the deal, the former Tandberg shareholders will own approximately 54% of the then outstanding stock. Cyrus also agreed to provide a $7 million convertible note to strengthen our balance sheet.

The Overland and Tandberg combination will accelerate our strategy of becoming a global leader in the data management and data protection industry. With more than $100 million in annual revenue, for the combined Company during the last fiscal year, we expect the combination of these two companies to provide us with a clear path to profitability.

We will not be providing specific details of financial expectations through the transition period. However we can tell you that we expect to achieve sustainable non-GAAP EBITDA positive results, which exclude stock compensation within the first two quarters following the completion of integration of the two companies.

In summary, the newly combined Company will achieve greater scale and significant cost synergies through the combined resources creating a stable foundation for increased revenue and profitability as well as accelerating our strategy of becoming a global leader in the end-to-end data management, data protection marketplace.

With that, I would like to open the call to any questions and note that Kurt Kalbfleishch, CFO will also be available to answer questions.

Operator:	Thank you sir. Ladies and gentlemen, we will now begin the question and answer session. As a reminder if you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you are using speaker equipment, you will need to lift the handset before making your selection. Please ask one question and one follow-up, then re-queue for additional questions.

Our first question is from the line of Krishna Shankar with Roth Capital. Please go ahead.

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Krishna Shankar:	Yes. Congratulations folks on the transaction and I wanted to understand the overlap between the products and technologies of Overland and Tandberg. If you could give us some sense of the product line that Tandberg has and how complimentary it is to your product line?

Eric Kelly:	Sure. Hi Krishna, thanks for the congratulatory email earlier today.

Krishna Shankar:	Sure.

Eric Kelly:	The product lines are very complimentary in terms of what we have and what they have. You know, we have—I’ll just go from the disk products to the tape products to kind of give you some clarity on that. If you start off with our scale-out NAS platform, you know that’s a product line they do not have. We both have a NAS product line today, ours is in the mid to high-end and theirs is to the mid—to the entry level. So very complimentary there. From a tape platform, very similar in terms of, you know, we have kind of the mid to the high-end on the tape platform, they have the mid to the low-end as well there. In addition to that, they have the RDX technology, which is a new market for us. They own all the IP, and they both sell it throughout and around the world; and they also license either from a royalty standpoint or OEM it to several customers. So that’s what we’re excited to add to the product portfolio.

That’s kind of the product suite in addition to, you know, we have kind of the accessory business and we both have complimentary product lines there as well. So when you look at it from the high-end, scale-out NAS to NAS to RDX to VTL and to tapes, you can see it’s very complimentary and very minimal overlap in terms of any type of revenue erosion.

Krishna Shankar:	Okay and then will the Tandberg subsidiary stay kind of stand-alone with its own operating structure or in time will you completely integrate the two companies and can you talk about some of the op ex synergies in the process?

Eric Kelly:	Sure. Kurt would you like to take that?

Kurt Kalbfleisch:	Sure. As of now the plan is for the interim, they will remain as a stand-alone wholly owned sub over the near term. The operating synergies obviously will be over time but as we go through the transition we expect to be able to pick up significant operating synergies throughout the next six to nine months and a lot of that is going to be coming at the gross margin side as Eric stated earlier, being able to leverage that through the supply chain and increase our gross margins.

Operator:	Thank you. Our next question is from the line of Eric Martinuzzi with Lake Street Capital. Please go ahead.

Eric Martinuzzi:	Congratulations as well from me and my question has to do with the revenue mix post-merger. You talked about the dollar amount that were

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now north of 100 million, I’m just curious if you could parse that maybe into three—two or three—buckets as to how much is NAS, how much is tape, how much would be RDX/accessories and then I have another question.

Eric Kelly:	Thank you again for the congratulatory comments. Yes, the revenue mix. Let me kind of step you through that. It’s actually probably a little different than I think the world thinks about this, so I’ll kind of give you a couple of cuts. The first one, if you look at kind of the disk solutions, which includes RDX and NAS, that will represent combined about 34% of the revenue. If you look at the tape automation, it’s about 22%. When you look at services and royalties, 23% and then kind of the tape accessories and media, about 21%. And then when you look at it as a different view, about 79% is channel and about 21% is OEM. So, I mean, a great combination from channel revenue and OEM revenue and I think probably that—probably surprising to everyone when you look at the majority of the revenue is not tape automation. Only 22% of the revenue is tape automation. So, we’re pretty excited about how the mix is sitting and also the split between channel and OEM.

Eric Martinuzzie:	Okay and then my second question would have to do with kind of where the two entities are now. I have to confess I’ve been away from the scene on Overland for a bit and obviously Tandberg is privately held but what is the—from kind of total expenses—total cash expenses basis versus that $100 million, how much are we looking at synergizing to get to break even and beyond?

Eric Kelly:	Kurt you want to take that?

Kurt Kalbfleisch:	Yes, I think on an annual basis, I think the synergies are either going to add up $10 to 13 million in probably over the course of an annualized synergy and those will get us well into the positive EBITDA territory.

Operator:	Thank you. Our next question is from the line of Jim Kennedy with Marathon Capital. Please go ahead.

Jim Kennedy:	Hi guys.

Eric Kelly:	Hey Jim how are you doing?

Jim Kennedy:	I’m doing well, thank you. Two follow-ups and I’ll get back in the queue. In terms of you mentioned that Cyrus is going to convert, I think you said, what was it 81% of the currently outstanding convertible debt. Is that all of the debt—how much debt will we have in the combined entity and can you talk a little bit about the $7 million convert that I guess will put toward working capital. What the terms of that is?

Eric Kelly:	Sure. Cyrus will convert about 78% of their outstanding convertible debt, the other 3% would come from the minority debt holders, and the cap for

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Cyrus is really because they hit the 19.9% cap. So, when you look at that, Kurt, I think we will end up with maybe $2.5 million of debt left from that original convertible note, is that correct?

Kurt Kalbfleisch:	That’s correct, Eric. Jim, on the original note there’ll be roughly around $2.5 million remaining.

Jim Kennedy:	Okay. So then you’ll put in place a new $7 million convert?

Eric Kelly:	We haven’t decided to do that and if we so choose, then the terms are very similar to the terms we had, which is 8% interest. And, we also have the option to pay that off early, if we wanted to go raise equity to pay that note off.

Jim Kennedy:	Okay and then last question; I’ll get back in the queue. What does the total debt for the combined entity look like? Or is that it? Are we acquiring or assuming some debt that’s on the Tandberg balance sheet?

Eric Kelly:	No, it’s coming across debt free. And, you know, so we’ll have the debt we just talked about in addition to our working capital line with Silicon Valley Bank.

Operator:	Thank you. As a reminder, ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. And if you are using speaker equipment you’ll need to lift the handset before making your selection.

Our next question is from the line of Steve Emerson with Emerson Investment Group. Please go ahead.

Eric Kelly:	Hey, Steve.

Operator:	Please check your mute button.

Eric Kelly:	I guess we lost him.

Operator:	Our next question is a follow-up question from the line of Krishna Shankar. Please go ahead.

Krishna Shankar:	Can you talk a little bit about the process before the merger is consummated, going-forward, would the Board of Directors have approved? What’s the process going-forward and can you sort of layout the milestones and the timeline?

Eric Kelly:	Sure Krishna. The process is obviously, you know, both boards have already voted for the combination. The next step is we’ll file the preliminary proxy to the SEC, obviously; hopefully we’ll get a few comments from them. And then, submit the final proxy and solicit a shareholder vote to be in favor of the acquisition, and then we’ll close. So, we’re hoping to get all that done by the end of this year.

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Krishna Shankar:	Okay.

Operator:	Once again, ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time.

Our next question is a follow-up from the line of Jim Kennedy. Please go ahead.

Jim Kennedy:	Eric, you know, one of the things that obviously has gotten some attention here over the last few months is your new relationship with Sphere 3D. Does this impact that relationship in any way, in terms of the anticipated product roll out early next year? Or does it enhance it? Does it impact it? Does it delay it in any way?

Eric Kelly:	Yes, no, thanks Jim. Actually, you know, it’s very exciting because it doesn’t delay the product. We’re still looking at rolling out our solution with them the first calendar quarter of next year. The exciting part of it is it broadens our channel reach so obviously Peter was briefed on it this morning, and he’s extremely excited. So, expanding our channel partners to over 16,000 is going to be very helpful for the Sphere 3D launch.

So, I mean it’s actually great news for us. In addition to that, we are able to apply some more resources, you know, with our partnership with them. So, they’re excited, I’m excited about it. I think it’s going to be a much broader reach for their product line, and so it’s all good news. So, thanks for asking the question.

Jim Kennedy:	Okay and then last question. In terms of the current Tandberg shareholder makeup; is it all Cyrus fund, if that’s what they are? Or are there other shareholders in Europe who will be receiving Overland shares or elsewhere in the world?

Eric Kelly:	Kurt, I’ll let you answer that.

Kurt Kalbfleisch:	Jim, the way that it’s structured currently is the shares will all be going to Cyrus Capital.

Jim Kennedy:	Okay, got you. All right, thanks guys.

Eric Kelly:	Thanks, Jim.

Operator:	Our next question is from the line of Steve Emerson with Emerson Investment Group. Please go ahead.

Steve Emerson:	Congratulations gentlemen.

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Eric Kelly:	Thanks Steve.

Steve Emerson:	Could you address the growth proposition? Perhaps, how fast each of your major product areas, either the industry or growth and or the effect of the cloud, other than Spirit. What is the effect of the cloud, positive and negative?

Eric Kelly:	Kurt, do you want to take that?

Kurt Kalbfleisch:	Sure. The growth position by product line is, you know, there’s obviously growth in our product lines on the NAS side, both individually and what we’ve shown this year. Last year our DS1 product grew 60%; we saw very good traction on that. The tape industry in certain segments is not growing. The segment that we are in is growing moderately and we expect to be able to show some growth in that tape segment.

The SnapServer DX area is unique in the fact that there are very few players in that region, but we believe that’ll be a moderate growth area for us as well, as we gain market share in that particular segment, as Eric mentioned.

Steve Emerson:	Perhaps you could be a little more granular, for instance, what would you guess is the expected growth of your disk area or the category based on industry service? What is the objective in these areas?

Eric Kelly:	Steve, we have not disclosed what our specific growth targets are by segments. So, at this point I can’t give you specific targets. What I can tell you is last year we grew, I believe, it was three times the industry rate on our NAS products.

Operator:	Thank you. Our next question is from the line of Peter Bartell with Tiburon. Please go ahead.

Peter Bartell:	Hi Eric. Congratulations again, I know you’ve been working on this for probably the entire year.

Eric Kelly:	Yes, thanks, Peter. I can finally, you know, get some sleep tonight.

Peter Bartell:	Your wife will be happy. So, Eric, you’ve got a 54% private equity shareholder now, can you talk a little bit about Cyrus’ motivation? And, as we all know at some point, private equity likes to exit situations because they have limited partners to answer to. Can you talk a little bit about that at some point down the line?

Eric Kelly:	Yes, sure. Peter, as you know, I spent a lot of time with Cyrus, and Dan specifically, just talking about our vision and our strategy, in terms of how we want to grow the business. And, you know, I have to say he is in lock step in terms of where we want to, the investments we need to make, and how quickly we want to get to profitability.

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So, you know, I anticipate this is going to be a long-term, great partnership with Dan. Obviously, you’ve had a chance to meet him as well, and I think he listens to our shareholders in terms of what they want to see. I think it’s pretty evident in terms of what he’s done, in terms of converting his debt into equity.

So, you know, I couldn’t be more pleased in terms of kind of the partnership we’ve developed, and, you know, it’s not a limited time I spent with him. We spent probably close to a year getting to know each other and him getting to know the management team, as well.

So, I think that he is very focused on building a sustainable business as profitable, and you know, we want to build a healthy Company. And, I think what happens after that is, you know, to be seen, but we definitely are the same track in terms of our strategy and kind of where we want to go.

Peter Bartell:	Okay. And, I know we chatted a bit about the industry and a sales multiple in the industry. Overland’s still kind of reflects a discount to that model. Can you talk about that a little bit?

Eric Kelly:	Yes, sure. I think, you know, Overland has had a pretty substantial discount to the industry in general and part of it was we’re getting discounted because of the viability of the Company. But, if you look at multiples in this space, you know, and I can break it up in certain categories, but on the low-end it’s probably a 0.8 multiple of revenue. And, when you get in to some of the more interesting technologies and more growth, future technologies, I mean the multiples are in the double-digit, and sometimes the middle double-digit, multiples to revenue.

And, so I think now that once we get this completed, we need to go and talk to the industry and make sure they understand how the Company is—where the Company is going. And, specifically, where the Company will be, you know, post-integration. I mean, a good example, as I tried to point out, I mean people think of Overland and Tandberg as a tape Company. When in fact, after the combination, tape will be, you know, 22% of our revenue.

And, the other pieces of the revenue should have much higher multiples. So, for example, on the NAS side the multiples in that is two to two and a half times multiple of revenue. I mean the service revenue where we’re doing well north of 60% and sometimes 70% gross margins; clearly should have a higher multiple.

So, I think that now once we finish this, you know, repositioning the Company and making sure people know who we are. And, clearly, I mean anyone that’s been following this Sphere 3D and the technology on the mobility enterprise, it’s one of the hottest markets in that space.

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You know, we have an equity position in the Company. We have a strategic partnership from, you know, technology to a supplier agreement, and we’re going to be rolling out products, you know, in the first quarter of next year. So, I think, Peter, it’s really letting people know who we are, once we come out of the integration of the two companies, and kind of what our revenue mix looks like.

But clearly, you know, we have been discounted to the bottom of the range or below that, and I think once we get this done, we need to get in front of our investors and get in front of the industry to let them know what the Company looks like, post-integration.

Operator:	Thank you and there are no further questions at this time. I’d now like to turn the call back over to management for closing remarks.

Eric Kelly:	Again, I would like to conclude by saying that we’re obviously very excited about the acquisition. We believe, you know, the combination of Overland and Tandberg creates a world leader in the data storage and data management industry. We’d like to thank you once again for joining us today and we hope everyone has a great weekend. And, we look forward to talking to you again soon, thank you.

Operator:	Ladies and gentlemen, this concludes the Overland Storage Conference Call. Thank you for your participation. You may now disconnect.

END

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